THOMAS M. STEMLAR APPOINTED TO DRESSER BOARD

DALLAS, TEXAS (Aug. 16, 2005)--Dresser, Inc. announced today that Thomas M. Stemlar has been appointed to its Board of Directors, effective Aug. 16, 2005.

Mr. Stemlar, who will serve on the Board's audit committee, joined Andersen Worldwide, S. C. (Arthur Andersen) in 1961 and was a partner from 1972 until his retirement in 1996. His responsibilities while an Andersen partner included serving as director of the corporate governance and audit committee professional practice and as director of the worldwide accounting and audit quality assurance oversight and professional education programs.

From 1998 to 2000 he served as staff to an SEC-initiated panel to study the effectiveness of the auditing profession in the United States.

Mr. Stemlar has been a member of the Blue Ribbon Commission on Audit Committees of the National Association of Corporate Directors and also served from 1997 to 2004 as a member of the Quality Control Inquiry Committee of the American Institute of Certified Public Accountants.

He currently serves on the Board of Directors of Fresh Brands, Inc. (NASDAQ: FRSH) and Ministry Healthcare Corporation, a not-for-profit multi-hospital system in Wisconsin.

About Dresser, Inc.

Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement systems, and compression and power systems segments of the energy industry. Headquartered in Dallas, Texas, Dresser has a comprehensive global presence, with more than 8,500 employees and a sales presence in more than 100 countries worldwide. The company's website is www.dresser.com.

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COMPANY CONTACT:

Jenny Haynes

Vice President of Investor Relations and Communications

(972) 361-9933

Jenny.haynes@dresser.com